Eagle Bulk Shipco LLC – Repayment of Bonds

Pursuant to section 6.2.2 (2) no. 7of the Euronext Oslo Rule Book II, Eagle Bulk Shipco LLC (the "Company") hereby advises that its parent, Eagle Bulk Shipping Inc. (the "Parent"), has closed on a new 5-year USD 400 million senior secured credit facility, which is comprised of a USD 300 million term loan and a USD 100 million revolving credit facility. Proceeds from the new facility will be used to repay all amounts outstanding under three existing debt facilities: Eagle Bulk Holdco LLC revolving credit facility (due in 2021), the Company's senior secured bonds with ISIN NO 0010810872 (due in 2022) (the "Bonds"), and Eagle Bulk Ultraco LLC credit facility (due in 2024).

Crédit Agricole Corporate & Investment Bank, Danish Ship Finance A/S, DNB Markets Inc., Nordea Bank Abp, Filial I Norge, and Skandinaviska Enskilda Banken AB (PUBL) are acting as Mandated Lead Arrangers and Bookrunners. Credit Agricole is also acting as Structurer, Facility Agent and Sustainability Coordinator.

The Bonds are expected to be called for payment shortly.

This information is considered to be inside information pursuant to the EU Market Abuse Regulation and is subject to the disclosure requirements pursuant to Section 5-12 the Norwegian Securities Trading Act.

This stock exchange announcement was published by Frank De Costanzo, Chief Financial Officer of Eagle Bulk Shipco LLC, on October 1 2021 at 2:20 AM CEST.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements
This notice contains forward-looking statements within the meaning of the federal securities laws, which are based on current expectations and are not guarantees of future performance. Further, the forward-looking statements are subject to the limitations listed in SEC reports of the Company, including that actual events or results may differ materially from those in the forward-looking statements.
Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

For further information, please contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact
Rose & Company
Tel. +1 212-359-2228
L_14028215_V1 15.09.21 543438-104